Exhibit 10.6

May 11, 2011

Aaron Gomolak

6214 West Chase Road

Fort Collins, CO 80528

Dear Aaron:

Satcon Technology Corporation (“Satcon” or the “Company”), an employer at will, is pleased to confirm the terms and conditions under which we will employ you as our Executive Vice President, Treasurer and Chief Financial Officer, reporting to the President and Chief Executive Officer.

Compensation

Your starting base salary will be $275,002 per annum payable in 26 substantially equal bi-weekly installments of $10,577.  Such salary maybe increased (but not decreased) from time to time at the discretion of the Company.

In addition, you are eligible for a fiscal year based incentive cash bonus opportunity of up to 30% of your base salary for a particular fiscal year pursuant to the terms of the Satcon  Incentive Plan for Management.  Simultaneously herewith, the Company is granting to you an option to acquire 400,000 shares of the Company’s Common Stock under the Plan (as hereinafter defined), which amount includes a grant with respect to 100,000 shares reflecting your performance on behalf of the Company in 2010.

You have received in the past and may, subject to Board approval and our normal option grant procedures, receive in the future, stock option grants and restricted stock under the various incentive compensation plans that the Company has had in effect, including Satcon’s 2005 Incentive Compensation Plan (the “Plan”; individually, an “Option” and, collectively, the “Options”).  Except as set forth below, any unvested shares under the Options will expire on the last day of your employment and each Option will expire at the earlier of ten years after the date of grant, if you remain an active employee at that time, or 90 days after you are no longer employed by Satcon hereunder (unless you are terminated for “Cause” (as hereinafter defined) in which case it will expire immediately).  If your employment is terminated without Cause or is Constructively Terminated (as such term is hereinafter defined) or you become subject to a Disability (as such term is defined under the Plan) or die while you are employed by the

Company you or your Estate shall have 12 months after such termination without Cause, Constructive Termination, determination of Disability or date of death to exercise the option.  If a Change in Control (as such term is defined under the Plan) occurs, all unvested shares under the Options will vest, and you will have the right to exercise the Options at or prior to the closing of the Change in Control transaction.  If you choose not to exercise, your Options will be accorded the same treatment as options outstanding under the Plan are accorded under the Change in Control transaction.

Constructive Termination

For the purposes of this letter, “Constructive Termination” shall be deemed to occur if: (a) there is any reduction of your base compensation; or (b) the Company reduces or changes your responsibilities such that you are no longer performing the duties customarily performed by the Executive Vice President, Treasurer and Chief Financial Officer of Satcon (other than as a result of your dying, being terminated for Cause or becoming Disabled); or (c) the Company requires you to move your principal residence to a location that is more than 35 miles from your current location: 6214 Westchase Road, Fort Collins, CO 80528 and you provide the Company with 15 days notice of such reduction, change or requirement and the Company does not remedy such situation within the thirty (30) day period immediately following such notice and you then elect to terminate your employment relationship voluntarily.  Notwithstanding the foregoing, it is understood and agreed that you may voluntarily relocate to a location within the Boston, Massachusetts greater metropolitan area and that if you do so then Boston, Massachusetts shall be substituted for the Fort Collins, Colorado address set forth above.  In connection with such a move occurring while you are employed by the Company, the Company shall provide you with the relocation package described on Exhibit A hereto, all or a portion of which may be subject to reimbursement by you to the Company in the event of termination of your employment as therein provided

Payments and Benefits Upon Termination of Employment

Upon termination of your employment, the Company shall pay you any compensation and benefits earned by you through the date of termination of your employment (the “Termination Date”), including any earned bonus that has not been paid as of the Termination Date.  Additionally, in the event that your employment has been terminated by the Company without Cause (other than as a result of your dying or becoming subject to a Disability) or your employment has been Constructively Terminated, and conditioned upon your execution of a written release reasonably acceptable to the Company and you (a “Release”) that becomes binding upon you and the Company (to be drafted and provided by the Company) of any and all claims, including without limitation any claims for lost wages or benefits, the issuance of additional stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief, or any other form of damages or relief you may assert against the Company, you shall receive the following benefits for the twelve (12) month period immediately following the Termination Date: (i) continuation of your base salary (as of the Termination Date), less all applicable taxes and withholdings, paid in accordance with the Company’s normal payroll schedule and practices, (ii) reimbursement by the Company for the Company’s previous share of the premiums for life insurance plus continuation of medical and dental benefits under COBRA that are paid by the Company for active and similarly-situated employees who receive the same type of coverage, assuming you elect and are eligible for such coverage, and (iii) payment of your fiscal year based cash bonus incentive.

Definition of Cause

For purposes of this letter, “Cause” for termination shall be deemed to exist upon (i) a good faith finding by the Board of Directors of the Company (A) that you have repeatedly and willfully failed to perform your reasonably assigned duties for the Company, which failure is not cured within thirty days after written notice to you of such finding; (B) that you have engaged in fraud, gross negligence or the deliberate and intentional violation of material rules or standards applicable to you as a result of your employment at the Company (“Misconduct”), which fraud, gross negligence or Misconduct has had or could have a material adverse effect on the Company; or (C) that you have been enjoined or otherwise prevented by court order (whether temporarily or permanently) from performing your full duties as Executive Vice President, Treasurer and Chief Financial Officer of the Company; (ii) that you have been convicted of, or pled guilty or nolo contendere to, any crime involving moral turpitude or any felony; or (iii) a breach by you of any material provision of this Agreement or any invention and non-disclosure agreement with the Company, which breach is not cured within fifteen days after written notice thereof to you.

Non-Competition and Non-Solicitation

During the period of your relationship as an officer, employee or consultant of the Company, you will devote your available business time and all commercially reasonable efforts to promoting and advancing the business of the Company.  During such period and for a period of the greater of (i) six months after termination of such relationship (for any reason whatsoever) or (ii) any period of time during which the Company is continuing to pay you compensation or provide you with benefits hereunder, you agree not to do any of the following: (A) whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, engage in any business or other commercial activity which is or may be competitive with the products and services being designed, conceived, marketed, distributed or developed by the Company at the time of termination of such relationship or products that fall within the anticipated research and development activities of the Company at the time of termination, (B) directly or indirectly either for yourself or for any other commercial enterprise, solicit, divert or take away or attempt to solicit, divert or take away, any of the Company’s customers, business or prospective customers in existence at the time of termination of such relationship, and (C) solicit or induce any employee or consultant to terminate his or her relationship with the Company, nor recruit, attempt to recruit, hire, or attempt to hire any such Company employee or consultant other than on behalf of the Company, whether or not the organization is competitive with the Company’s Business.  For purposes of this Agreement, “prospective customers” shall include those customers being solicited by the Company at the time of the Key Employee’s termination.

You agree that any breach of this section of this Agreement could cause irreparable damage to the Company.  The Company shall have, in addition to any and all remedies of law, the right to an injunction or other equitable relief to prevent any violation of your hereunder, and/or the right to specific performance.

Benefits

You will be eligible to participate in our comprehensive medical insurance plan, dental insurance, 401k savings plan, long term disability and life insurance plans.  You are eligible for four (4) weeks of paid vacation per year.  Vacation time is accrued in equal monthly increments over the course of the year.  You will be entitled to be reimbursed for your reasonable and necessary business expenses in accordance with our standard policy regarding such reimbursements.

Other Agreements

You have previously reviewed and signed the Company’s standard non-disclosure and patent agreement prior to or on your first day of work.  You will also be required to agree to the terms of the Satcon insider trading policy and procedures.  As you will be a Section 16 officer, you will be subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934.

You shall be entitled to indemnification from the Company as may be provided in the Company’s Certificate of Incorporation and Bylaws to officers and directors of the Company.  You shall be included in any directors and officers liability insurance coverage provided to the Company’s directors and executive officers generally from time to time.

This letter, once executed by you, amends and restates your previous Employment Letter with the Company dated November 8, 2010.

Sincerely,

/s/ Charles S. Rhoades

Charles S. Rhoades, President and Chief Executive Officer
Satcon Technology Corporation

AGREED TO AND ACCEPTED

/s/ Aaron M. Gomolak
Aaron Gomolak

EXHIBIT A

Relocation: Aaron Gomolak

The following is a summary of approvable relocation allowances:

•                  If needed, 2nd house hunting trip for employee and family.

•                  Relocation trip by employee and family by personal car (mileage at the Company’s then current reimbursement rate and tolls) or plane.

•                  $15,000 (gross) one-time bonus to cover relocation incidentals.

•                  Shipment of household goods on an actual and reasonable basis.  Storage on either end not to exceed thirty calendar days.

•                  Closing costs on sale/purchase of home on an actual and reasonable basis not to exceed $50,000.  Typically, brokerage fees, registration fees, attorney fees, inspections, 1% origination fee (associated with a purchase), title insurance, mortgage closing, transfer fees are covered.   Points or down payments are not covered.

•                  There will be a one-time gross-up of incurred expenses for taxes incurred due to relocation support provided by SatCon.

Note: Obtain receipts for all covered expenses in order to qualify for reimbursement.  They must be submitted for all expenditures for which receipts normally may be obtained.   Employees who voluntarily resign within twenty-four months after hire are required to repay SatCon a pro rata share of reimbursed expenses.  Certain relocation expenses are considered taxable by the IRS.  You should seek guidance on these issues from your accountant or a tax attorney.